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Carrington Laboratories, Inc., and Subsidiaries
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                                  EXHIBIT 11.1
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        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

                                 Three Months Ended         Six Months Ended
                                      June 30,                   June 30,
                                 1995         1994         1995         1994
Net income                    $ (286,555)  $  563,543   $ (783,340)  $  594,303

Preferred stock dividend
 requirements                    (35,792)     (31,961)     (68,932)     (61,550)

Net income for computing
 income per common share        (322,347)     531,582     (852,272)     532,753

Average common and common
 equivalent shares out-
 standing/(1)/                 7,884,046    7,340,432    7,621,712    7,339,192

Net income per common and
 common equivalent share            (.04)         .07         (.11)         .07


/(1)/ Common stock equivalents have been excluded since the the Company was in a loss position. However, the common stock equivalents represented a dilution of greater than 3% as of June 30, 1995.